EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509 Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Media Contact: John Bluth Director, Corporate Communications (650) 384-8850

CV THERAPEUTICS REPORTS 2003 THIRD QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., October 17, 2003 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the quarter ended September 30, 2003. For the quarter ended September 30, 2003, the Company reported a net loss of $32.3 million, or $1.13 per share, compared to a net loss of $24.8 million, or $0.95 per share, for the same quarter in 2002. For the nine months ended September 30, 2003, the Company reported a net loss of $75.9 million, or $2.68 per share, compared to a net loss of $78.4 million, or $3.04 per share, for the same period in 2002.

Operating expenses for the quarter ended September 30, 2003 increased to $33.7 million from $27.4 million for the same quarter in 2002. The increase in operating expenses for the quarter ended September 30, 2003 was primarily due to increased sales and marketing and related commercialization efforts for the RanexaTM program. These increases were partially offset by decreased research and development expenses related to manufacturing and new drug application (NDA) filing efforts for the Ranexa program.

Operating expenses for the nine months ended September 30, 2003 decreased to $81.8 million from $85.9 million for the same period in 2002. The decrease in operating expenses for the nine months ended September 30, 2003 compared to the same period in 2002 was primarily due to a decrease in research and development expenses related to manufacturing and NDA filing expenses for the Ranexa program. These expenses were partially offset by increased sales and marketing and related commercialization efforts for the Ranexa program.

The Company recognized collaborative research revenue of $2.2 million for the quarter ended September 30, 2003, compared to $1.2 million for the same quarter in 2002. For the nine months ended September 30, 2003, the Company recognized collaborative research revenue of $5.7 million, compared to $3.5 million for the same period in 2002. The revenue recognized for all periods relates to the reimbursement of certain development costs from our collaborative partner and amortization of up-front milestone payments earned.

At September 30, 2003, the Company had cash, cash equivalents and marketable securities of approximately $461.9 million, compared to $410.9 million at December 31, 2002. This increase is primarily due to the issuance of 2.0% senior subordinated convertible debentures in June 2003, which resulted in gross proceeds of $100.0 million.

Company management will webcast a conference call on Friday, October 17, 2003 at 9:00 a.m. EDT, 6:00 a.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, October 24, 2003. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 3243338.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, RanexaTM would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentriñ, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; approval and commercialization of our products and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002 (A)	2003	2002 (A)	2003
Revenues:
Collaborative research	$1,179	$2,224	$3,513	$5,738
Operating expenses:
Research and development	20,764	19,173	67,199	53,263
Sales and marketing	3,301	9,566	7,167	15,621
General and administrative	3,357	4,948	11,568	12,951

Total operating expenses	27,422	33,687	85,934	81,835

Loss from operations	(26,243)	(31,463)	(82,421)	(76,097)
Interest and other income (expense), net	1,420	(842)	4,009	203

Net loss	$(24,823)	$(32,305)	$(78,412)	$(75,894)

Basic and diluted net loss per share	$(0.95)	$(1.13)	$(3.04)	$(2.68)

Shares used in computing basic and diluted net loss per share	26,162	28,536	25,825	28,356

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2002	September 30, 2003
	(B)
Assets:
Cash, cash equivalents and marketable securities	$410,913	$461,946
Other current assets	8,952	11,030

Total current assets	419,865	472,976
Property and equipment, net	15,934	15,549
Other assets	5,203	12,939

Total assets	$441,002	$501,464

Liabilities and stockholders’ equity:
Current liabilities	$20,907	$16,687
Convertible subordinated notes	196,250	296,250
Other long-term obligations	4,880	4,913
Stockholders’ equity	218,965	183,614

Total liabilities and stockholders’ equity	$441,002	$501,464

(A) Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

(B) Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.